Exhibit 10.1

MRI INTERVENTIONS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

This Non-Employee Director Compensation Plan (this “Plan”) sets forth the compensation for non-employee members of the MRI Interventions, Inc. Board of Directors (the “Board”). This Plan applies only to non-employee members of the Board and is not applicable to employee members of the Board. This Plan will remain in effect until it is revised or rescinded by further action of the Board.

Retainers and Meeting Fees

The following table sets forth the fees to be paid to the non-employee directors of MRI Interventions, Inc. (the “Company”):

Board of Directors:
Annual retainer per director	$35,000
Annual retainer for chairperson	$15,000
Audit Committee:
Annual retainer for chairperson	$15,000
Annual retainer for other members	$7,500
Compensation Committee:
Annual retainer for chairperson	$10,000
Annual retainer for other members	$5,000
Corporate Governance and Nominating Committee:
Annual retainer for chairperson	$6,000
Annual retainer for other members	$3,000

The above retainers are paid in quarterly installments, in arrears. Each director may elect to have the Company pay all or a portion of his or her fees in shares of the Company’s common stock (“Common Stock”), in lieu of cash, in accordance with the rules and procedures established from time to time by the Board. Any such shares of Common Stock issued pursuant to this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

The Company also reimburses each non-employee director for reasonable travel and other expenses in connection with attending meetings of the Board.

Stock Options – New Director One-Time Grant

Upon an individual becoming a non-employee director for the first time, the new director will receive a stock option grant entitling him/her to purchase 15,000 shares* of the Company’s common stock. Such options will vest in equal annual installments over three years. The exercise price of these options will equal the “fair market value” of the Company’s common stock on the date of grant.

* Such number of shares to be equitably and proportionately adjusted to reflect and take into account any unusual or non-recurring transaction that affects the Company’s common stock, including a recapitalization, stock split, reverse stock split, split-up, combination or other similar corporate transaction or event.

Stock Options - Annual Grants

Any individual who serves as a non-employee director on the day following an annual meeting of the Corporation’s stockholders will receive a stock option grant entitling him/her to purchase 15,000 shares* of the Company’s common stock. Such options will vest on the earlier of the first anniversary of the grant date or the day immediately preceding the next annual meeting of stockholders. The exercise price of these options will equal the “fair market value” of the Company’s common stock on the date of grant.

* Such number of shares to be equitably and proportionately adjusted to reflect and take into account any unusual or non-recurring transaction that affects the Company’s common stock, including a recapitalization, stock split, reverse stock split, split-up, combination or other similar corporate transaction or event.

Option Term

Each non-employee director stock option will terminate upon the earlier to occur of: (i) ten years from the date of grant; (ii) 12 months after the director dies; (iii) 12 months after the director ceases to be a director due to disability; or (iv) three months after the director ceases to be a director for any reason other than death or disability.

Plan Revision History

–	Original Plan – Effective January 1, 2013
–	Amended and restated by the Board on June 13, 2013
–	Further amended and restated by the Board on December 12, 2017